Exhibit 10.1

Addendum to Employment Letter

Dated: Effective February 16, 2016

Reference is made to that certain letter agreement (the “Letter Agreement”), dated April 1, 2015, concerning the employment and compensation of Phillippe Lord, the Company’s Executive Vice President and Chief Operating Officer (“Employee”). Employee and the Company have agreed to modify certain compensation and bonus provisions as set forth in this Addendum. Except as specifically expressed in this Addendum, the Letter Agreement shall remain in full force and effect. To the extent there is any contradiction or inconsistency between the terms of this Addendum and the terms of the Letter Agreement, the terms and intended effect of this Addendum shall control.
Commencing with the 2016 fiscal year, Employee will receive a base salary of $550,000, an annual cash incentive bonus with target bonus of $1,000,000 (with a maximum bonus of up to $1,650,000), and an annual equity award grant with an aggregate award value equal to 200% of his base salary, with 50% of the award value to be comprised of service-based restricted stock units and 50% of the award value to be comprised of three-year performance shares. The performance share award value will be targeted at 100% of base salary and such shares will vest based upon the achievement of established performance targets with a payout range between 0% and 150% of target.

MERITAGE HOMES CORPORATION

/s/	Steven J. Hilton
By:	Steven J. Hilton
Chief Executive Officer

EMPLOYEE

/s/	Phillippe Lord